Exhibit 99.1
For immediate release:
Bank of Commerce Holdings Announces Successful Closing of Common Stock Offering
REDDING, California, March 29, 2010/ PR Newswire— Patrick J. Moty, President & CEO of Bank of Commerce Holdings (NASDAQ:BOCH), a $813 million financial services holding company, and parent company of Redding Bank of Commerce™, Roseville Bank of Commerce™, and Bank of Commerce Mortgage™ today announced that it has closed the previously announced public offering of 7,200,000 shares of its common stock at $4.25 per share. The Company received net proceeds from the offering of approximately $28.8 million, after underwriting discounts and commissions and estimated expenses. The shares were sold in an underwritten public offering by Howe Barnes Hoefer & Arnett, Inc. acting as lead manager.
The Company intends to use the net proceeds from the offering for general corporate purposes including organic growth and opportunistic acquisitions.
This announcement shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any offer or sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. A registration statement relating to these securities has been filed with the Securities and Exchange Commission and is effective. The offering will be made only by means of a prospectus which is a part of such registration statement. A copy of the prospectus may be obtained from Howe Barnes Hoefer & Arnett, Inc. at 222 S. Riverside Plaza, Chicago, Illinois 60606, Telephone 1-800-800-4693.
About Bank of Commerce Holdings
Bank of Commerce Holdings, with administrative offices in Redding, California is a financial service holding company that owns Redding Bank of Commerce™, Roseville Bank of Commerce™, and Bank of Commerce Mortgage™.
The bank is a federally insured California banking corporation and opened on October 22, 1982. BOCH is a NASDAQ Global Market listed stock.

Forward-Looking Statements
Certain statements contained herein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Actual results may differ materially from the results in these forward-looking statements. Factors that might cause such a difference include, among other matters, changing market conditions, the Company’s ability to complete the offering; and other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 and in its other filings with the SEC. The Company does not undertake any obligation to publicly update or revise any of these forward-looking statements, whether to reflect new information, future events or otherwise, except as required by law.
Contact Information:
Patrick J. Moty, President & CEO
Telephone (530) 722-3953
Linda J. Miles, Chief Operating Officer
Telephone (530) 722-3955
Samuel D. Jimenez, Vice President and CFO
Telephone (530) 722-3952